Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number 05-02

Stuart Blackie

Dev Ghose

Shurgard Storage Centers, Inc.

(206) 624-8100

Media Contact

Broadgate Consultants, Inc.

(212) 232-2220

FOR IMMEDIATE RELEASE

SHURGARD ADDS GARY E. PRUITT TO ITS BOARD OF DIRECTORS

SEATTLE, WASHINGTON, February 3, 2005 … Shurgard Storage Centers, Inc. (NYSE:SHU) a leading self-storage real estate investment trust (REIT) in the United States and Europe, today announced that Gary E. Pruitt, Chief Executive Officer of Univar N.V., based in Bellevue, Washington, was appointed to Shurgard’s Board of Directors effective February 3, 2005. Mr. Pruitt is filling the vacancy on the board due to the recent retirement of Wendell J. Smith.

“I believe Shurgard’s shareholders will be well served by the addition of Mr. Pruitt who brings a wealth of international experience and leadership” said Charles K. Barbo, Chairman and Chief Executive Officer of Shurgard.

Mr. Pruitt was nominated to Shurgard’s Board by Lead Independent Director W. Thomas Porter. Mr. Pruitt will serve on the Audit, Nominating and Corporate Governance and Compensation Committees. He will be on the slate for election at Shurgard’s 2005 Annual Meeting of Shareholders.

Mr. Pruitt joined Univar in 1978 and held a variety of senior management positions until his appointment as Chairman and Chief Executive Officer in 2002. Univar is a world leader in chemical distribution with distribution centers in the United States, Canada and Europe, and is a publicly-traded company listed on the Euronext Amsterdam exchange. Mr. Pruitt was a certified public accountant prior to joining Univar.

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 600 operating storage centers located throughout the United States and in Europe.

Cautionary and Forward-Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding FFO projections for 2004 and beyond are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including but not limited to, the court’s approval of the settlement, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on May 17, 2004, and Form 10-Q for the quarter ending March 31, 2004, filed with the SEC on July 12, 2004, Form 10-Q for the quarter ending June 30, 2004, filed with the SEC on August 13, 2004 and Form 10-Q for the quarter ending September 30, 2004, filed with the SEC on November 9, 2004.

###